Exhibit 4.3

STRICTLY PERSONAL AND CONFIDENTIAL

Mr Paul Polman

22 February 2013

Dear Paul,

Your reward package effective 1 January 2013

This letter is to confirm your reward package as from 1st January 2013 as approved by the Compensation and Management Resources Committee (the ‘Committee‘).

Base Salary

Your annual base salary has been increased by 3.6% to GBP 1,010,000 p.a. with effect from 1st January 2013.

2012 Annual Bonus

In respect of 2012, your annual gross bonus award is GBP 1,950,400 (200% of salary i.e. 120% (target bonus) x 125% (individual multiplier) x 140% (business differentiation factor) capped at the maximum award of 200%)).

Your annual bonus is payable in the April payroll.

2013 Annual Bonus

Your target bonus for 2013 will continue to be 120% of base salary and your maximum bonus continues to be 200% of your base salary.

The performance measures for 2013 for the annual bonus plan are:

Performance Measure	Weighting
Underlying Sales Growth	1/3
Underlying Volume Growth	1/3
Core Operating Margin (vs PY)	1/3

Details of the performance targets for the annual bonus plan as approved by the Committee will be communicated to you separately. The Board will assess Unilever’s 2013 business performance not only against these performance targets but also relative to the overall quality and competitiveness of our performance delivery.

Your personal bonus will then be based both on the Board’s assessment of overall business performance and your personal achievement against your stretching, ambitious, and output oriented ‘3+1’ goals.

2013 Long-Term Incentives

For executive directors, our long term incentive program now consists of two vehicles:

•	The Management Co-Investment Plan (MCIP), and

•	The Global Share Incentive Plan (GSIP)

2013 MCIP

Under this plan, 25% of your gross annual bonus will be invested in Unilever shares, although you may elect to invest up to 60% of your earned bonus.

The invested shares must be held for a period of three years and Unilever will match this investment with an award of an equal number of performance shares. The vesting of these matching shares will be between 0% -150% contingent on the achievement of the same 3 year performance targets as exist under our GSIP (see below). The value of this award may be further enhanced by earning dividends / dividend equivalents during the vesting period.

2013 GSIP

Under the 2013 GSIP, you have been made a conditional award of shares worth GBP 2,020,000 (200% of your base salary) which will vest between 0% and 200% three years from the award date based on company performance.

The performance measures for the Executive Team, as from 2013, are:

Performance Measure	Weighting
Underlying Sales Growth	25%
Core Operating Margin (vs PY)	25%
Operating Cash Flow (Cumulative)	25%
Relative Total Shareholder Return	25%

USG and COM are mutually dependent whereby the threshold levels of both needs to be achieved before either component vests.

Details of the performance targets for the 2013 MCIP and GSIP awards as approved by the Committee will be communicated to you separately.

Fixed allowance in lieu of perquisites and benefits

Your annual Fixed Allowance of GBP 250,000 will continue to be paid to you in lieu of car allowance, partner travel, entertainment allowance and company pension contribution.

The company will continue to accrue on your behalf the supplemental conditional pension provision of 12% salary, with investment returns replicating those of the IPP. This arrangement has been capped at the lower of your actual base salary or your 2011 base salary (GBP 920,000) plus 3% p.a. Accordingly, the base for this provision rises to GBP 976,028 (GBP 947,600 +3%) with a corresponding maximum contribution of GBP 117,123 with effect from 1st January 2013.

You also receive medical cover for you and your family via the Allianz International medical arrangement when you and your family are outside of Switzerland. You will be covered by the Swiss Sanitas scheme when resident in Switzerland. You will also continue to receive life insurance cover at 3 x the salary used to calculate your pension benefit.

Claw back

In accordance with recent corporate governance changes, the Committee may retroactively adjust and/or claw back variable remuneration, including the annual bonus, paid to you if and to the extent that the amount of the remuneration was based on incorrect information.

Personal Shareholding Requirement

As previously communicated, you are required to build and maintain a personal shareholding in Unilever of at least four times your base salary within 5 years. Please see the Appendix for further details. I’m delighted to note that you have already exceeded this within a shorter time than required.

With kind regards

Michael Treschow Chairman

Appendix – Application of Personal Shareholding Requirement

Personal Shareholding Requirement

As part of Unilever’s long-term incentive arrangements, it is a requirement that Board members and certain other managers build up a personal shareholding in Unilever. The following principles on shareholding have been agreed:

Date of Commencement:

The personal shareholding must be built up over a period of five years commencing from the individual’s first grant from the Global Share Incentive Plan (GSIP). Once the required level of personal shareholding has been achieved, this shareholding must be maintained (and increased, as necessary, as Base Salary levels increase).

Qualifying Shares:

Shares in either Unilever plc or Unilever NV (or a combination of both) will qualify provided they are personally owned by the director/manager or by a member of his/her (immediate) family.

Shares purchased from the Annual Bonus (Variable Pay) programme will qualify as from the moment of purchase. Shares acquired under a Restricted Share/Stock arrangement will qualify.

Shares awarded on a conditional basis by way of the GSIP, including those by way of the Management Co-Investment Plan1, will not qualify until the moment of vesting (i.e. once the precise number of shares is fixed after the three-year vesting period has elapsed).

Share options will not qualify until the shares in question have eventually been acquired (and retained) following the exercise of the option.

Value of Shares to be taken into Account:

The value of the shares to be taken into account will be either their open market value as at the date of acquisition or their open market value at date of measurement (whichever is greater). The Euro/Sterling/US$ exchange rate to be applied will be the prevailing rate on the chosen date.

Salary on which Shareholding Requirement to be based:

The level of Base Salary at the date of measurement shall be used to assess the level of personal shareholding.

Level of Personal Shareholding:

The level of personal shareholding for you is 4 times Base Salary.

Monitoring of Personal Shareholding Target:

Global Reward will monitor the level of personal shareholding.

The consequence of not having achieved the required shareholding will be that no awards under the GSIP will be made until the necessary shareholding has been built up.

Other Matters:

It is not permitted to write options over Unilever shares as this would be in conflict with our Share Dealing Code.

Unilever House 100 Victoria Embankment Blackfriars London EC4Y 0DY T: + 44 20 7822 5874 Paul Polman Chief Executive Officer

STRICTLY PERSONAL AND CONFIDENTIAL

Mr Jean-Marc Huet

22 February 2013

Dear Jean-Marc,

This letter is to confirm your reward decisions from the 2012/13 pay review.

Base Salary

Your annual base salary is currently unchanged at GBP 714,000.

2012 Annual Bonus

In respect of 2012, your annual gross bonus award is GBP 1,049,580 (147% of salary i.e. 100% (target bonus) x 105% (individual multiplier) x 140% (business differentiation factor)).

Your 2013 target bonus will be 100% of salary with a maximum of 150% of salary. The performance measures for 2013 for the annual bonus plan are as follows:

Performance Measure	Weighting
Underlying Sales Growth	1/3
Underlying Volume Growth	1/3
Core Operating Margin (vs PY)	1/3

Details of the performance targets for the annual bonus plan as approved by the Compensation and Management Resources Committee (the ‘Committee‘) will be communicated to you separately.

The Board will assess Unilever’s 2013 business performance not only against these performance targets but also relative to the overall quality and competitiveness of our performance delivery.

Your personal bonus will then be based both on the Board’s assessment of overall business performance and your personal achievement against your ‘3+1’ goals. The “3+1’ goals must be stretching, ambitious, and output oriented.

2013 Long-Term Incentives

For executive directors our long term incentive program now consists of two vehicles:

•	The Management Co-Investment Plan (MCIP), and

•	The Global Share Incentive Plan (GSIP)

Unilever PLC	Unilever NV
Registered in England & Wales	Registered in Rotterdam
Number 41424	Commercial Register No 24051830
Registered office Port Sunlight	VAT No NL004966466877
Wirral, Merseyside CH62 4ZD

2013 MCIP

Under this plan, 25% of your gross annual bonus will be invested in Unilever shares, although you may elect to invest up to 60%. If you elected to purchase additional shares, you should have received an email confirmation of your entire allocation to MCIP.

The shares will be held for a period of three years and Unilever will match this investment with an award of an equal number of performance shares. The vesting of these matching shares will be contingent on the achievement of the same 3 year performance targets as exist under our GSIP (see below) and can vest between 0% – 150%. The value of this award may be further enhanced by earning dividends / dividend equivalents during the vesting period.

GSIP

Under the 2013 GSIP, you have been made a conditional award of shares worth GBP 1,249,500 (175% of your base salary) which will vest between 0% and 200% three years from the award date based on company performance.

The performance measures for the Executive Team, as from 2013, are:

Performance Measure	Weighting
Underlying Sales Growth	25%
Core Operating Margin (vs PY)	25%
Operating Cash Flow (Cumulative)	25%
Relative Total Shareholder Return	25%

The minimum of the performance range for USG and COM must be reached before any shares subject to either metric can vest. Details of the performance targets for the 2013 MCIP and GSIP awards as approved by the Committee will be communicated to you separately.

Fixed Allowance in lieu of perquisites and benefits

Your Fixed Allowance was GBP 340,000 for 2012, which included GBP 120,000 for housing. This housing element began to be reduced by GBP 40,000 per annum starting in 2012 until it has been removed altogether from 2015.

For 2013 your gross annual Fixed Allowance will be GBP 300,000.

This gross allowance of GBP 300,000 will further reduce as follows:

•	2014 = GBP 260,000

•	2015 = GBP 220,000

You also receive medical cover for you and your family via the Allianz International medical arrangement. You will continue to receive life insurance cover at 3 x the salary used to calculate your pension benefit.

Pension

You are no longer a member of the Unilever’s International Pension Plan (IPP). The Fixed Allowance is paid to you in lieu of pension and you may choose to become a member of the IPP to invest some of that Fixed Allowance through the IPP.

Claw back

In accordance with recent corporate governance changes, the Remuneration Committee may retroactively adjust and/or claw back variable remuneration, including the annual bonus, paid to you if and to the extent that the amount of the remuneration was based on incorrect information.

Personal Shareholding Requirement

As previously communicated, you are required to build and maintain a personal shareholding in Unilever of at least three times your base salary within 5 years. Please see the Appendix for further details.

As a ULE member, it is Unilever policy that approval by the CEO is required before the selling of shares is transacted.

With kind regards,

Paul Polman

Appendix – Application of Personal Shareholding Requirement

Personal Shareholding Requirement

As part of Unilever’s long-term incentive arrangements, it is a requirement that Board members and certain other managers build up a personal shareholding in Unilever. The following principles on shareholding have been agreed:

Date of Commencement:

The personal shareholding must be built up over a period of five years commencing from the individual’s first grant from the Global Share Incentive Plan (GSIP). Once the required level of personal shareholding has been achieved, this shareholding must be maintained (and increased, as necessary, as Base Salary levels increase).

Qualifying Shares:

Shares in either Unilever plc or Unilever NV (or a combination of both) will qualify provided they are personally owned by the director/manager or by a member of his/her (immediate) family.

Shares purchased from the Annual Bonus (Variable Pay) programme will qualify as from the moment of purchase. Shares acquired under a Restricted Share/Stock arrangement will qualify.

Shares awarded on a conditional basis by way of the GSIP, including those by way of the Management Co-Investment Plan1, will not qualify until the moment of vesting (i.e. once the precise number of shares is fixed after the three-year vesting period has elapsed).

Share options will not qualify until the shares in question have eventually been acquired (and retained) following the exercise of the option.

Value of Shares to be taken into Account:

The value of the shares to be taken into account will be either their open market value as at the date of acquisition or their open market value at date of measurement (whichever is greater). The Euro/Sterling/US$ exchange rate to be applied will be the prevailing rate on the chosen date.

Salary on which Shareholding Requirement to be based:

The level of Base Salary at the date of measurement shall be used to assess the level of personal shareholding.

Level of Personal Shareholding:

The level of personal shareholding for you is 3 times Base Salary.

Monitoring of Personal Shareholding Target:

Global Reward will monitor the level of personal shareholding.

The consequence of not having achieved the required shareholding will be that no awards under the GSIP will be made until the necessary shareholding has been built up.

Other Matters:

It is not permitted to write options over Unilever shares as this would be in conflict with our Share Dealing Code.